UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2009

VELOCITY EXPRESS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28452	87-0355929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 349-4160

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Status of Sale Process

As previously reported, on March 13, 2009, pursuant to the terms of the Fifth Supplemental Indenture modifying the Indenture governing the Company’s Senior Secured Notes (the “Notes”), the Company was required to initiate a process to attempt to sell the Company or all or substantially all of its assets or the Notes. The current principal balance due on the Notes is approximately $102 million. The Company appointed a special board committee of independent directors (the “Committee”) to oversee the sale process. On June 23, 2009 the Company announced that it had entered into a letter of intent for such a transaction with a management buyout group led by Vincent A. Wasik, Chief Executive Officer of the Company and his private equity firm, MCG Global, LLC (the “Management Group”).

As of July 31, 2009, the Company and the Management Group entered into a Recapitalization Agreement setting forth the terms of a transaction that would satisfy the conditions of the Fifth Supplemental Indenture. The Recapitalization Agreement presumes that an entity formed by the Management Group, MCG Acquisition LLC (“Newco”) will be successful in (a) securing financing, and (b) entering into agreements with holders of the Company’s Notes to purchase the Notes and the related warrants held by the Note holders, for an aggregate purchase price, assuming all Notes are purchased, of $10 million in cash plus, if the Recapitalization Transactions are consummated, shares of Common Stock of the Company equal to 10% of the Common stock of the Company outstanding after giving effect to the Recapitalization Transactions. The Recapitalization Transactions consist of issuances of shares of Common Stock of the Company in exchange for (i) delivery of the Notes and related warrants by Newco and (ii) delivery of all series of Preferred Stock such that, post-transaction, ownership of the Company would be as follows (on a fully diluted basis but subject to possible adjustments for certain outstanding options and warrants): (a) 68.5% of the Common Stock would be held by the Management Group and its financing source; (b) 10.0% of the Common Stock of the Company would be held by the current Note holders; (c) 19.9% of the Common Stock of the Company would be held by the holders of all series of the Company’s outstanding Preferred Stock, and (d) 1.6% of the Common Stock would be retained by existing Common Stockholders and certain option or warrant holders, so the percentage ownership of the Company’s existing Common Stockholders would be substantially diluted.

The Management Group has informed the Company that it currently has consents from a majority of the holders of its Preferred Stock to a transaction consistent with the Recapitalization Transactions, and execution of the Restructuring Agreement to reaffirm that consent by Preferred Holders with sufficient authority to effect the Recapitalization Transaction is a condition to the Recapitalization Agreement. Further, the Management Group has informed the Company that it has entered into purchase agreements with the holders of a substantial majority of the Notes on terms consistent with the purchase price for the Notes and related warrants described above. However, until the Management Group actually has closed on its financing and consummated purchases of at least two-thirds of the outstanding Notes, the Company may terminate the Recapitalization Agreement if there is a Superior Proposal, as determined in good faith by the Committee, in which case the Note holders would be released from their obligation to sell.

The transaction is subject to a number of conditions, including but not limited to financing, closing of the Note purchases by Newco, consent of the Company’s senior secured lender and consent or reaffirmation of consent of the Company’s preferred stockholders. There is no obligation on the part of the Company to negotiate exclusively with the Management Group, but the Management Group will be entitled to expense reimbursement, up to a maximum of $150,000, if another transaction is accepted and a break up fee of $750,000 if another transaction is consummated. The Recapitalization Agreement also contains customary representations, warranties, covenants and termination provisions.

There can be no assurances that the Management Group will be successful in securing all required financing, or securing all requisite consents.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with respect to its new senior financing. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements, such as the Company’s ability to complete a transaction, or obtain financing or requisite consents, or with respect to the value of its securities if a transaction is consummated, represent the Company’s management’s judgment regarding future events. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this Current Report on Form 8-K are forward-looking statements. The Company cannot guarantee the accuracy of the forward-looking statements, and you should be aware that the Company’s actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the statements under the heading “Risk Factors” contained in the Company’s filings with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

10.1	Recapitalization Agreement dated as of July 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

Date: August 3, 2009